SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No. __)

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AXA PREMIER VIP TRUST
(Name of Registrant as Specified in Its Charter)

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AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

AXA PREMIER VIP TRUST

INFORMATION STATEMENT DATED AUGUST 16, 2011

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the Multimanager Small Cap Growth Portfolio (“Portfolio”), a series of AXA Premier VIP Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the Trust’s website at www.axa-equitablefunds.com

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Manager”) serves as the Investment Manager and Administrator of the Trust. AXA Distributors, LLC serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees (“Board”) to select and replace investment sub-advisers for the Trust (“Advisers”) and to amend the advisory agreements between FMG LLC and the Advisers without obtaining shareholder approval, subject to certain conditions. Accordingly, FMG LLC is able, subject to the approval of the Board, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a March 31, 2011 special meeting of the Board, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Investment Manager, the Advisers or the Distributor (“Independent Trustees”), unanimously approved the Investment Manager’s proposal to terminate Wells Capital Management Inc. (“Wells”) as an Adviser to an allocated portion of the Portfolio. The Board also approved the Manager’s proposal to appoint Lord, Abbett & Co. LLC (“Lord Abbett”) as an Adviser to an allocated portion of the Portfolio on an interim basis pursuant to Rule 15a-4 under the 1940 Act. The Manager’s proposals were based on certain factors including but not limited to certain portfolio management personnel changes to the Wells team that provided the day to day management to an allocated portion of the Portfolio. At a June 15, 2011 regular meeting of the Board, the Board, including the Independent Trustees, approved Lord Abbett as an Adviser to the Portfolio pursuant to a definitive investment advisory agreement. The other current Advisers of the Portfolio are BlackRock Investment Management, LLC, Morgan Stanley Investment Management Inc. and NorthPointe Capital, LLC.

Factors Considered by the Board

In approving the definitive advisory agreement (“Agreement”) between FMG LLC and Lord Abbett, the Board considered the overall fairness of the Agreement and whether the Agreement was in the best interest of the Portfolio and its shareholders. The Board further considered factors it deemed relevant with respect to the Portfolio, including, as applicable: (1) the nature, quality and extent of the services to be provided by the Adviser, including the Adviser’s resources, best execution policies and responsibilities under the Agreement; (2) performance information for a composite of Lord Abbett’s other accounts and another fund with substantially similar investment objectives, policies and strategies compared to a benchmark; (3) the level of the proposed advisory fees; (4) economies of scale that may be realized by the Portfolio; and (5) the “fall out” benefits to be realized by the Adviser and its affiliates (i.e., any direct or indirect benefits to be derived by the Adviser and its affiliates from the relationship with the Portfolio). In considering the Agreement, the Board did not identify any single factor or information as all-important or controlling. With respect to performance information, the Board evaluated the performance of comparable funds advised by the Adviser as compared to a peer group or an appropriate benchmark. The Board generally considered long-term performance more important than short-term performance. The Board also considered the level of the proposed advisory fees under the Agreement in light of the nature, quality and extent of the services to be provided by the Adviser, including comparisons of the fees to comparable accounts adviser by the Adviser and, as applicable, the advisory fees paid by the Portfolio under the old Agreement. The Board noted that the advisory fees were negotiated at arm’s length between the Manager and the Adviser and are paid by the Manager (not the Portfolio) and that the management fee paid by the Portfolio would not change as a result of the approval of the Agreement. Accordingly, although the Board did not consider the Adviser’s costs and profitability as material to its deliberations, the Board evaluated the impact on the Manager’s profitability of the appointment of the Adviser as well as ancillary benefits to be derived by the Manager, the Adviser and its affiliates. Based on these considerations and the information described below, the Board was satisfied that the Portfolio and its shareholders would benefit from the Adviser’s management of an allocated portion of the Portfolio. Based on its review, the Board determined that the nature, quality and extent of the advisory services to be provided by the Adviser were appropriate for the Portfolio; that the performance of the Adviser’s comparable fund(s) has been reasonable in relation to the performance of a relevant benchmark or peer group for the period for which information was provided; that the Adviser’s proposed fee rate is fair and reasonable and would not result in an excessive level of profits to the Manager; that, in evaluating economies of scale, the Agreement was fair and reasonable; and that the Portfolio and its shareholders would benefit from the Adviser’s management of an allocated portion of the Portfolio. The Board concluded that each of these determinations supported a decision to approve the Agreement and as a result of the Board’s determination, the Agreement appointing Lord Abbett as an Adviser to the Portfolio became effective as of June 15, 2011.

Information Regarding the Investment Advisory Agreement

With respect to the Agreement between FMG LLC and Lord Abbett, the terms of the Agreement are substantially similar to those of the Agreement between FMG LLC and the Wells, except as to the effective date and compensation. The Agreement provides that it will remain in effect for its initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and the Adviser, or by FMG LLC or the Adviser on sixty days’ written notice to the Trust and the other party. The Agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the advisory fee to the Adviser.

The Agreement generally provides that the Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by FMG LLC or the Trust as a result of any error of judgment or mistake of law by the Adviser with respect to the Portfolio, except that nothing in the agreement limits the Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the Adviser to FMG LLC or the Trust.

Under the Agreement between FMG LLC and Wells with respect to the Portfolio, dated as of March 25, 2007 and last approved for renewal by the Board on July 2010, Wells received an advisory fee based on the assets of its allocated portion of the Portfolio as follows: 0.55% of the portion’s average daily net assets up to and including $200 million; and 0.50% of the portion’s average daily net assets in excess of $200 million. For the fiscal year ended December 31, 2010, Wells received $480,012 in advisory fees with respect to the Portfolio. The Agreement between FMG LLC and Wells with respect to the Portfolio was terminated effective May 1, 2011.

Information Regarding the New Adviser

The following provides additional information about the new Adviser. Information is provided in Appendix A to this Information Statement with respect to advisory fees paid to the Adviser by comparable funds subject to the 1940 Act that it advises. For more information on the principal risks of investing in the Portfolio, please refer to the section “The Principal Risks of Investing in the Portfolio” of the Portfolio’s Summary Prospectus and the section “More About Investment Strategies & Risks” in the Trust’s Prospectus.

Lord, Abbett & Co. LLC

Lord Abbett is a privately held company that provides discretionary investment management services to a variety of institutional and individual clients, including registered investment companies.

Founded in 1929, Lord Abbett manages one of the nation’s oldest mutual fund complexes and oversees approximately $114.4 billion (as of May 1, 2011) in assets under management across all client accounts. It is anticipated that portfolio managers F. Thomas O’Halloran and Anthony W. Hipple will be jointly and primarily responsible for the day-to-day management of the Allocated Portion. Mr. O’Halloran is a Partner and Director of Lord Abbett and heads the Micro Cap Growth team (Micro Cap Team). Mr. O’Halloran joined Lord Abbett in 2001 and has been a member of the Micro Cap Team since 2006. Assisting Mr. O’Halloran is Mr. Hipple, Portfolio Manager. Mr. Hipple joined Lord Abbett in 2002 and has been a member of the team since 2006.

It is anticipated that the Micro Cap Team will seek to invest in micro-cap companies that appear to have the potential for more rapid growth than the overall economy. The strategy evaluates companies based on an analysis of their financial statements, products and operations, market sectors and interviews with management. With a long-term investment horizon and a sensitivity to appropriate purchase prices, the Micro Cap Team seeks to construct a well-diversified portfolio poised to deliver excess returns with acceptable levels of volatility.

Lord Abbett’s office is located at 90 Hudson Street, Jersey City, New Jersey 07302. Lord Abbett is a privately owned firm structured as a limited liability company with fifty-seven executive members. Lord Abbett’s principal executive officers include: Robert S. Dow, Senior Partner and Daria L. Foster, Managing Partner. The address of each of these individuals is 90 Hudson Street, Jersey City, New Jersey 07302. As of May 31, 2011, Lord Abbett had approximately $114.4 billion in assets under management (includes $3.4 billion for which Lord Abbett provides investment models to managed account sponsors).

For its services to the Portfolio, Lord Abbett will receive an advisory fee based on the assets of the Lord Abbett Allocated Portion as follows: 0.90% of the portion’s average daily net assets. Had the new advisory fee been in effect during the fiscal year ended December 31, 2010 and Lord Abbett managed the assets that were allocated to Wells during that time, Lord Abbett would have received $785,475 in advisory fees, an approximately 64% increase as compared to the fee received by Wells.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each Portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Investment Manager or the Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Investment Manager or Advisers. For the fiscal year ended December 31, 2010, the Portfolio paid the following brokerage commissions to brokerage affiliates of the Portfolio: the Portfolio paid $5,964 to Sanford C. Bernstein & Co. LLC and $4,420 to Raymond James & Associates, Inc. which represent 0.96% and 0.71% of the Portfolio’s aggregate brokerage commissions for that period.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of July 29, 2011. FMG LLC is organized as a Delaware limited liability corporation and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each Portfolio. As of July 29, 2011, the Trustees and Officers of the Trust owned Contracts entitling them to provide voting instructions in the aggregate with respect to less than one percent of the beneficial interest of the Portfolio.

The following table sets forth information regarding the shareholders who owned beneficially or of record more than 5% of any class of shares of the Portfolio as of July 29, 2011.

Shareholder	Class	Number of Shares Owned	Percentage of Class
AXA Moderate Allocation Portfolio*	Class A	10,005,740.02	27.91%

AXA Moderate-Plus Allocation Portfolio*	Class A	23,038,905.64	64.27%

AXA Aggressive Allocation Portfolio*	Class A	8,063,990.93	22.49%

*	The address of the Portfolio is 1290 Avenue of the Americas, New York, New York 10104.

A copy of the Trust’s 2011 Semi-Annual Report is enclosed.

Appendix A

The charts below provide information regarding the advisory fees charged by the Adviser to comparable funds that it advises.

Lord, Abbett & Co. LLC

Name of Fund	Net Assets (as of 5/31/11)	Advisory Fee Rate (% of net assets)
Lord Abbett Micro Cap Growth Fund	$131,394,271	1.50%

Corporate Subadvised Account #1	$7,810,648	1.00%

Corporate Subadvised Account #2	$41,700,795	1.00%

A-1